                                  SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                   THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)

Filed by the Registrant                     |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

      |_| Preliminary proxy statement                                   |_| Confidential, for use of the Commission
      |X| Definitive proxy statement only                                   only (as permitted by Rule 14a-6(e)(2))
      |_| Definitive additional materials
      |_| Soliciting material under Rule 14a-12

                           UNION PLANTERS CORPORATION

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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

    |X|   No fee required.
    |_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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    (1)   Title of each class of securities to which transaction applies:


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    (2)   Aggregate number of securities to which transaction applies:


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    (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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    (4)   Proposed maximum aggregate value of transaction:


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    (5)   Total fee paid:


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    |_|   Fee paid previously with preliminary materials.

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    |_|   Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by
          registration statement number, or the form or schedule and the date of its filing.

    (1)   Amount Previously Paid:


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    (2)   Form, Schedule or Registration Statement No.:


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    (3)   Filing Party:


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    (4)   Date Filed:


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

                       NOTICE OF AND PROXY STATEMENT FOR

                             2001 ANNUAL MEETING OF
                                  SHAREHOLDERS

                                               (UNION PLANTERS CORPORATION LOGO)

(UNION PLANTERS CORPORATION LOGO)

                                 March 19, 2001

DEAR UNION PLANTERS SHAREHOLDER:

     It is my pleasure to invite you to Union Planters Corporation's 2001 Annual Meeting of Shareholders. This year's meeting will be held at Union Planters Bank, National Association, 6200 Poplar Avenue, Main Floor, Memphis, Tennessee 38119 on April 19, 2001, at 1:00 p.m. CDT.

     The formal notice of the meeting follows on the next page. In addition to the three items of business, we will also discuss Union Planters' 2000 performance and answer your questions. Enclosed with this proxy statement are your proxy card, a postage-paid envelope to return your proxy card and Union Planters' 2000 Annual Report. We began mailing these materials to you on March 19, 2001.

     Your vote is important. Whether you plan to attend the meeting or not, you may vote your shares via a toll-free telephone number or via the Internet or you may sign, date and mail the enclosed proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card. If you attend the meeting and prefer to vote in person, you may do so.

     I look forward to seeing you at the meeting.

                                            Sincerely,

                                            /s/ JACKSON W. MOORE

                                            Jackson W. Moore
                                            Chairman and Chief
                                            Executive Officer

(Union Planters Corporation Logo)
                    ---------------------------------------

                               NOTICE OF THE 2001
                         ANNUAL MEETING OF SHAREHOLDERS
                    ---------------------------------------

     The Annual Meeting of Shareholders of Union Planters Corporation will be held on April 19, 2001, at 1:00 p.m. CDT, at Union Planters Bank, National Association, 6200 Poplar Avenue, Main Floor, Memphis, Tennessee 38119 for the following purposes:

     1. to elect one Class I director, three Class II directors and two Class III directors;

     2. to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the 2001 fiscal year;

     3. to vote on a shareholder proposal described in the proxy statement, if the proposal is presented at the meeting; and

     4. to transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on February 21, 2001 are entitled to notice of and to vote at the Annual Meeting.

     Whether or not you plan to attend the meeting, we urge you to vote your shares via a toll-free telephone number or via the Internet or by signing, dating and mailing the enclosed proxy card in the envelope provided.

                                                     By Order of the Board of
                                                     Directors

                                                     /s/ E. James House, Jr.
                                                     E. James House, Jr.
                                                     Corporate Secretary

March 19, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INFORMATION ABOUT UNION PLANTERS CORPORATION................    1
INFORMATION ABOUT THE ANNUAL MEETING........................    1
  Information about Attending the Annual Meeting............    1
  Information about this Proxy Statement....................    1
  Information about Voting..................................    2
  Quorum Requirement........................................    3
  Information about Votes Necessary for Action to be
     Taken..................................................    3
  Other Matters.............................................    3
ELECTION OF DIRECTORS.......................................    4
  Directors to be Elected...................................    4
  Information About our Directors and Nominees..............    4
MEETINGS AND COMMITTEES OF THE BOARD........................    7
  Community Reinvestment Act Committee......................    8
  Audit Committee...........................................    8
  Loan Committee............................................   10
  Executive Committee.......................................   10
  Salary and Benefits Committee.............................   10
DIRECTOR COMPENSATION.......................................   14
UNION PLANTERS STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE
  OFFICERS..................................................   15
EXECUTIVE COMPENSATION......................................   16
  Summary Compensation Table................................   16
  Option/SAR Grants in Last Fiscal Year.....................   18
  Option/SAR Exercises and Fiscal Year-End Values...........   19
  Employment Contracts and Termination, Severance, and
     Change of Control Arrangements.........................   20
  Executive Benefit Plans...................................   22
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN.............   24
CERTAIN RELATIONSHIPS AND TRANSACTIONS......................   25
APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS...............   25
INFORMATION ON FEES PAID TO INDEPENDENT PUBLIC
  ACCOUNTANTS...............................................   25
  Audit Fees................................................   25
  Financial Information Systems Design and Implementation
     Fees...................................................   26
  All Other Fees............................................   26
SHAREHOLDER PROPOSAL........................................   26
  Proposal..................................................   26
  Recommendation of the Board of Directors and Management
     Response...............................................   27
OTHER INFORMATION...........................................   30
  Shareholder Proposals for the 2002 Annual Meeting.........   30
  Annual Reports and Exhibits...............................   30
  Solicitation of Proxies...................................   31
APPENDIX A..................................................  A-1

                  INFORMATION ABOUT UNION PLANTERS CORPORATION

     Union Planters is a bank holding company that conducts its business through its principal bank subsidiary, Union Planters Bank, National Association, and its other banking related subsidiaries. We have branches in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee and Texas. We offer a diversified range of financial services in the communities we serve and we operate approximately 847 banking offices and 1,065 automated teller machines. The address of our principal executive offices is 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and our telephone number is (901) 580-6000. Our website is located at www.unionplanters.com.

                      INFORMATION ABOUT THE ANNUAL MEETING

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

     Our Annual Meeting will be held on April 19, 2001 at 1:00 p.m. CDT, at Union Planters Bank, National Association, 6200 Poplar Avenue, Main Floor, Memphis, Tennessee 38119.

INFORMATION ABOUT THIS PROXY STATEMENT

     We sent you these proxy materials because Union Planters' Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. If you own Union Planters common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of these proxy materials. To assist us in saving money and to provide you with better shareholder services, we encourage you to have all your accounts registered in the same name and address. You may do this by contacting Union Planters' Corporate Trust Division at (800) 900-4548. This proxy statement contains information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. On March 19, 2001, we began mailing these proxy materials to all shareholders of record at the close of business on February 21, 2001.

INFORMATION ABOUT VOTING

     Shareholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

     - By Telephone -- You can vote by telephone by calling toll-free 1-888-215-6897 and following the instructions on the proxy card;

     - By Internet -- You can vote by Internet by following the instructions on the proxy card; or

     - By Mail -- You can vote by mail by signing, dating and mailing the enclosed proxy card.

     If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning stock through certain banks and brokers. If your shares are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a broker's proxy card and bring it to the Annual Meeting in order to vote.

     If you vote by proxy, the individuals named on the card (your proxy holders) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against the other proposals. If you sign and return the card without indicating your instructions, your shares will be voted as follows:

     - FOR the election of one Class I nominee for director, three Class II nominees for director and two Class III nominees for director;

     - FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the 2001 fiscal year; and

     - AGAINST the shareholder proposal described in this proxy statement, if that proposal is presented at the Annual Meeting.

     You may revoke or change your proxy at any time before it is exercised by sending a written revocation to Union Planters' Corporate Secretary, E. James House, Jr., by providing a letter dated later than the date of your proxy, by voting in person at the meeting or through Internet or telephone voting. Your latest vote, whether by proxy card, Internet, telephone or in person, will be the one that is counted.

     Each share of Union Planters common stock is entitled to one vote. As of February 21, 2001, the record date for the Annual Meeting, there were 139,191,828 shares of common stock outstanding.

QUORUM REQUIREMENT

     A quorum is necessary to hold a valid meeting. If holders of a majority of all the shares of common stock entitled to vote at the meeting are present in person or by proxy, a quorum will exist. If you submit a valid proxy, whether by proxy card, Internet or telephone, or attend the meeting in person, your shares of common stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting. Like abstentions, broker non-votes will be counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

INFORMATION ABOUT VOTES NECESSARY FOR ACTION TO BE TAKEN

     The one Class I nominee for director, the three Class II nominees for director and the two Class III nominees for director to be elected at the Annual Meeting will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the one nominee for Class I director, the three nominees for Class II director and the two nominees for Class III director with the most votes will be elected. We do not permit cumulative voting in the election of directors.

     The appointment of PricewaterhouseCoopers LLP as our independent public accountants for the 2001 fiscal year will be ratified if the votes cast in favor of the appointment exceed the votes cast in opposition.

     If it is presented at the Annual Meeting, the shareholder proposal will be approved if the votes cast in favor of the proposal exceed the votes cast in opposition.

     Abstentions and broker non-votes will have no effect on the vote on the election of directors, the ratification of the appointment of PricewaterhouseCoopers LLP or the shareholder proposal.

OTHER MATTERS

     The Board of Directors does not know of any other matter that will be presented at the Annual Meeting other than the proposals discussed in this proxy statement. Under our bylaws, generally no business besides the three proposals discussed in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the Annual Meeting, your proxy holders will act on such matter in their discretion.

                             ELECTION OF DIRECTORS

DIRECTORS TO BE ELECTED

     Our charter provides for a classified Board of Directors. The Board of Directors is divided into three classes. Each class has as equal a number of directors as possible. The directors in each class serve a three-year term and only one full class is elected at each Annual Meeting of Shareholders. At the 2001 Annual Meeting you will be asked to elect three directors to serve in Class II for a term to expire at the Annual Meeting of Shareholders to be held in 2004. In addition, we have three directors who are retiring, two of whom (Messrs. Schuppe and Thomas) will be retiring pursuant to the terms of our Bylaws, and one of whom (V. Lane Rawlins) will be retiring for personal reasons. In contemplation of these retirements, in December 2000, your board elected three new members whose service began in January 2001 and will end at the 2001 Annual Meeting and who you will also be asked to re-elect at the Annual Meeting. Two of the additional nominees (Messrs. Perez and Roberts), if elected, will serve in Class III for a term to expire at the Annual Meeting of Shareholders to be held in 2002 and the remaining nominee (Ms. Poynter), if elected, will serve in Class I for a term to expire at the Annual Meeting of Shareholders to be held in 2003.

     The Board of Directors has no reason to believe that any nominee for director will not be available for election. However, if a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the Annual Meeting.

INFORMATION ABOUT OUR DIRECTORS AND NOMINEES

     The following biographies show the age and principal occupations during the past five years of each of our directors, the date the director was first elected to the Board, and any directorships held by the director with any other public company or any registered investment company. Directors who are nominated for election at the Annual Meeting are identified by a check mark (X). Ages are shown as of February 21, 2001.

Class I Directors and Nominees (Term expires at 2003 Annual Meeting):

     James E. Harwood (Age 64)
          - Director of Union Planters since 1996
          - President, Sterling Equities (business management advisory services)
          - Director of Morgan Keegan & Company, Inc.** (investment banking)

          - Director of SCB Computer Technology** (computer consulting services)

     Donald F. Schuppe (Age 69)*
          - Director of Union Planters since 1996
          - DFS Service Company (consulting)

     Richard A. Trippeer, Jr.  (Age 61)
          - Director of Union Planters since 1974
          - Retired: President, R.A. Trippeer, Inc. (investments)

     X Lou Ann Poynter (Age 54)
          - Director of Union Planters since 2001
          - President and Chief Operating Officer, Magna Bancorp, Inc. from 1993 to 1997
          - President and Chief Executive Officer, Magnolia Federal Bank for Savings from 1996 to 1997
          - Regional Bank Group Manager, Union Planters Bank, National Association, Southeast Region

Class II Directors and Nominees (Current term expires at 2001 Annual Meeting with nominees to be elected for a term that expires 2004):

     X Albert M. Austin (Age 73)
          - Director of Union Planters since 1974
          - Chairman, Cannon, Austin & Cannon, Inc. (real estate)

     X George W. Bryan (Age 56)
          - Director of Union Planters since 1986
          - Senior Vice President, Sara Lee Corporation from 1989 to 2000 (Meat Group Division, meat processing and packaging)
          - Chief Executive Officer, Sable Enterprises (investments)

     X Spence L. Wilson (Age 58)***
          - Director of Union Planters since 1996
          - President, Kemmons Wilson, Inc. (hotel development and management, resort time-sharing, home building, subdivision development, and private investment)
          - Director of Morgan Keegan & Company, Inc.** (investment banking)

Class III Directors and Nominees (Term expires at 2002 Annual Meeting):

     Parnell S. Lewis, Jr. (Age 53)
          - Director of Union Planters since 1996
          - President of Anderson-Tully Company from 1993 to 1999 (hardwood lumber products)

          - Chief Executive Officer, River Investments, LLC (investments)
          - Chief Executive Officer, River Aviation, LLC

     Jackson W. Moore (Age 52)***
          - Director of Union Planters since 1986
          - President and Chief Operating Officer, Union Planters and Union Planters Bank, National Association from 1994 to 2000
          - Chairman and Chief Executive Officer, Union Planters and Union Planters Bank, National Association

     V. Lane Rawlins (Age 63)*
          - Director of Union Planters since 1992
          - President, The University of Memphis from 1991 to 2000
          - President, Washington State University

     David M. Thomas (Age 70)*
          - Director of Union Planters since 1998
          - Retired: President, Magnolia Federal Bank for Savings from 1988 to 1993

     X Jorge M. Perez (Age 51)
          - Director of Union Planters since 2001
          - President, The Related Group of Florida (real estate development)

     X John R. Roberts (Age 59)
          - Director of Union Planters since 2001
          - Retired: Managing Partner, Mid-South Region, Arthur Andersen LLP from 1993 to 1998
---------------
* Directors Schuppe, Thomas and Rawlins will be retiring at the 2001 Annual Meeting.

** A corporation subject to the registration or reporting requirements of the Securities Exchange Act of 1934, or registered pursuant to the Investment Company Act of 1940.

*** S.L. Wilson is a brother-in-law of our Chairman and Chief Executive Officer,
    J.W. Moore.

     The board of directors unanimously recommends you vote FOR all of the nominees.

                      MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors met six times in 2000. In addition to meetings of the full Board, directors also attended meetings of Board committees. All of the directors attended at least 75% of all the meetings of the Board and the committees on which they served during the fiscal year. The Board of Directors currently has the following standing committees which meet on a regularly scheduled basis: Community Reinvestment Act, Audit, Loan, Executive, and Salary and Benefits. Until October 2000, the Executive Committee of the Board met on an ad hoc basis as needed. The following table shows the membership of the standing committees, including the Executive Committee.

                          COMMITTEE MEMBERSHIP ROSTER

                              COMMUNITY                                  SALARY AND
          NAME             REINVESTMENT ACT   AUDIT   LOAN   EXECUTIVE    BENEFITS
          ----             ----------------   -----   ----   ---------   ----------
Albert M. Austin.........                              X*        X           X
George W. Bryan..........                       X                            X*
James E. Harwood.........         X                    X                     X
Parnell S. Lewis, Jr. ...         X*            X                            X
Jackson W. Moore.........                                        X*
Jorge M. Perez...........
Lou Ann Poynter..........
V. Lane Rawlins**........                       X
John R. Roberts..........
Donald F. Schuppe**......         X             X*               X
David M. Thomas**........         X             X
Richard A. Trippeer,
  Jr. ...................                              X         X
Spence L. Wilson.........         X                    X         X

---------------
*  Indicates committee chair

** Indicates director is retiring at 2001 Annual Meeting.

COMMUNITY REINVESTMENT ACT COMMITTEE

     The Community Reinvestment Act Committee held four meetings in 2000. This committee monitors Union Planters Bank's compliance with the Community Reinvestment Act and makes recommendations to the Board of Directors concerning Union Planters Bank's progress under the Community Reinvestment Act and the Home Mortgage Disclosure Act. This includes reviewing Union Planters Bank's small business, small farm, and home mortgage lending performance; equity investments; charitable contributions; and bank employee service hours that qualify under the above mentioned regulations. A major focus of this committee is overseeing the accuracy of the lending data reported to the Office of the Comptroller of the Currency.

AUDIT COMMITTEE

     GENERAL. The Audit Committee held six meetings during 2000. This committee makes recommendations to the Board of Directors with respect to the selection of independent accountants; the review and scope of audit arrangements; the independent accountants' suggestions for strengthening internal controls; matters of concern to the committee, the independent accountants, or management relating to our financial statements or other results of the annual audit; the review of internal controls with our financial and accounting staff; the review of the activities and recommendations of our accounting staff; the review of the activities and recommendations of our audit director; and the review of financial statements and other financial information we publish.

     AUDIT COMMITTEE REPORT. The Audit Committee is composed of five directors who are independent as defined under the rules of the New York Stock Exchange. The committee operates under a written charter approved by the board of directors, that is included as Appendix A to this proxy statement.

     The committee reviews Union Planters' financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2000 with Union Planters management and the independent accountants. Management is responsible for our financial statements and the financial reporting process, including internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America.

     The committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the committee has discussed with the independent accountants the accountants' independence from Union Planters and its management including the matters in the written disclosures provided to the committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee has also considered whether the provision of non-audit services by the independent accountants to Union Planters is compatible with maintaining auditors' independence.

     Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                AUDIT COMMITTEE

                            Donald F. Schuppe, Chair
                                George W. Bryan
                             Parnell S. Lewis, Jr.
                                V. Lane Rawlins
                                David M. Thomas

LOAN COMMITTEE

     The Loan Committee held four meetings in 2000. This committee monitors the activities of the overall lending function utilizing information presented to it by management at regular quarterly meetings. This includes, but is not limited to, review of trends in outstandings and key quality measures; significant borrowing relationships; large problem loans; industry concentrations; all significant lending policies; and, the adequacy of the allowance for loan losses. The committee also reviews all lending-related reports from the regulators, auditors, and internal loan review.

EXECUTIVE COMMITTEE

     The Executive Committee held three meetings in 2000. This committee is granted the power under our Bylaws to exercise all of the authority of the Board of Directors with respect to all matters other than certain actions which are listed in our Bylaws.

SALARY AND BENEFITS COMMITTEE

     GENERAL. The Salary and Benefits Committee held five meetings in 2000. This committee makes recommendations to the Board of Directors as to the amount and form of officer compensation. A subcommittee of the Salary and Benefits Committee, consisting of the same members, administers our 1983 and 1992 Stock Incentive Plans and is authorized to grant stock options and award stock without further approval, except grants to directors.

     REPORT OF SALARY AND BENEFITS COMMITTEE. The Salary and Benefits Committee is composed of four directors who are not employees of Union Planters or any of its subsidiaries. The committee makes recommendations to the Board of Directors as to the amount and form of executive officer compensation and is responsible for granting stock options and restricted stock.

     Pay Philosophy

     The compensation programs of Union Planters are designed to align compensation with business objectives and performance, and to enable Union Planters to attract, retain and reward executives who contribute to the long-term success of Union Planters. The committee believes that executive pay should be linked to performance. Therefore, Union Planters provides an executive compensation program which includes base pay, annual cash bonus and long-term incentive opportunities through the use of stock options and restricted stock.

     Section 162(m) of the Internal Revenue Code imposes a limit, with certain exceptions, on the amount that a publicly-held corporation may deduct in any year for the compensation paid with respect to its five most highly compensated executive officers. While the committee cannot predict with certainty how Union Planters' compensation tax deduction might be affected, the committee attempts to preserve the tax deductibility of all executive compensation while maintaining flexibility with respect to Union Planters' compensation programs as described in this report. Consistent with this intention, in 1997 the committee established the Union Planters Corporation Senior Management Performance Incentive Plan and the shareholders have approved amendments to the 1992 Stock Incentive Plan. Awards under the Performance Incentive Plan and option grants under the amended 1992 Stock Incentive Plan are intended to qualify as performance-based compensation as defined under Section 162(m) of the Code so that they would be fully deductible. Additionally, Union Planters requires certain officers to defer receipt of restricted shares if the receipt of the shares were to cause an officer's compensation to exceed the Section 162(m) limitation.

     Base Salary

     Base salary is set annually based on job-related experience, individual performance and pay levels of similar positions at twenty peer financial institutions. Union Planters targets base pay at the 50th percentile of peer base pay. In determining compensation at peer financial institutions, Union Planters analyzes information from independent surveys. The surveys, which do not necessarily include the same financial institutions as included in the NYSE financial indicator (used in the performance graph), are chosen based on similarity of the surveyed financial institutions to Union Planters in terms of size, geographic region, scope of services, and return on assets/return on equity. In 2000, base salary of the named executive officers was generally at or somewhat below the target 50th percentile based on peer analysis.

     Annual Bonus

     If actual return on equity ("ROE") performance is within the ROE targets established by the committee, the Performance Incentive Plan calculates a midpoint bonus based on the target percentage of base salary that corresponds with actual ROE performance. During 2000, ROE performance met or exceeded the ROE targets established by the committee. With respect to participating executives other than the chief executive officer, the chief executive officer has discretion to increase or decrease the actual bonus by up to 50% based on an executive's individual performance. With respect to the chief executive officer, the committee has sole discretion to decrease the actual bonus payment.

     Long-Term Incentives

     In order to link the interests of Union Planters' shareholders and senior management, Union Planters maintains a stock incentive plan. Stock options and restricted stock may be granted under the plan. Awards are based on position and individual performance. Among other conditions, stock options and restricted stock are granted subject to a vesting schedule. Options may be exercised after vesting. However, to encourage long-term share retention, shares acquired pursuant to option exercise must generally be held at least three years, or any profits from sale must be repaid to Union Planters.

     For 2000, options were granted to the executive officers based on their positions and a subjective assessment of individual performances. Generally, equity-based incentive awards are targeted between the 50th and 75th percentiles of the competitive market. Union Planters utilizes the same surveys and peer financial institutions for this purpose as used in analyzing base salary and takes into consideration options and restricted stock that have already been granted.

     In June 2000, substantially all of the stock options issued under the 1992 Stock Incentive Plan were "out of the money" in that the exercise prices exceeded the market value of the option shares, thus substantially impairing the effectiveness of such options as performance or retention incentives for all option holders. Approximately 185 officers, including several of the executive officers, were given the opportunity to voluntarily surrender their out-of-the-money stock options on June 9, 2000 in exchange for an award of restricted stock having a fair market value equal to the present value of the surrendered options as of that date. The present values of the surrendered stock options were calculated using the Black-Scholes option pricing model, which is a mathematical formula widely used and accepted for valuing traded stock options. The model was applied using the individual exercise prices of the options and the fair market value of our common stock on the date of the calculation. It also assumed: (1) a risk-free rate of return based on the yield on a U.S. Government Zero Coupon bond with a term equal to the term of the stock grant which ranged from 6.5% to 6.74%; (2) stock price volatility calculated using daily closing prices of our common stock for the expected term of the option, which was 27.9%; (3) a constant dividend yield based on the quarterly cash dividend rate per share we paid on our common stock; and (4) that the options would be exercised on the final day of their term. No discount from the theoretical value was taken to reflect the one-year waiting period prior to vesting, the restrictions on the transfer of the options, and the likelihood that the options would be exercised in advance of the final day of their term. Such restricted stock awards vest ratably over 12 years from the date of grant or earlier upon the executive's death, disability or normal retirement or upon a change in control of Union Planters. No discount was applied to the value of the restricted stock to reflect the 12-year vesting period and the risk of forfeiture and depreciation. The committee believes that this exchange of restricted stock for out of the money options was in the best interests of our shareholders in that it reinstated an incentive for performance and retention that was lacking in the out of the money options, while making more shares available for grants to all employees as future incentive awards.

     2000 Compensation for the Chief Executive Officer

     Many of the same philosophies used in determining compensation for officers of Union Planters are used in determining compensation for our chief executive officer. The committee establishes each element of the chief executive officer pay based on his achievement of specific financial and nonfinancial objectives. No specific weighting or formula is used to determine levels of compensation. Additionally, the committee takes into consideration an analysis of compensation at the peer financial institutions used to review compensation of other officers of Union Planters.

     Base Salary

     Benjamin W. Rawlins, Jr. who began 2000 as our chief executive officer, passed away in September 2000. The committee had established Mr. Rawlins' salary at $770,000. The committee increased Mr. Moore's base annual salary from $540,000 to $650,000 which represented a 20% increase upon his election as chairman and chief executive officer in September 2000. This level positioned his base salary at somewhat below the 50th percentile of peer financial institutions.

     Annual Bonus

     The committee determines the chief executive officer's annual bonus based upon his performance relative to business objectives established at the beginning of the year and specific corporate ROE targets. Based on 2000 performance, the committee awarded Mr. Moore a bonus of $400,400. Mr. Rawlins was not paid a bonus in 2000.

     Long-Term Incentives

     For 2000, the committee awarded 285,000 stock options to Mr. Moore as part of Union Planters' long-term stock incentive plan. Mr. Rawlins was not granted any options in 2000. As described above, the committee granted restricted stock to Messrs. Rawlins and Moore in exchange for stock options of equivalent value, which they voluntarily surrendered.

                         SALARY AND BENEFITS COMMITTEE

                             George W. Bryan, Chair
                                Albert M. Austin
                                James E. Harwood
                                Parnell S. Lewis

                             DIRECTOR COMPENSATION

     Directors who are employees of Union Planters or any of its subsidiaries receive no fees for their services as directors. Directors who are not employees of Union Planters or any of its subsidiaries receive an annual retainer of $32,500. Compensated directors also receive annual fees for service on Board committees in the following amounts:

                COMMITTEE                   FEES
                ---------                  ------
Audit....................................  $5,000
Community Reinvestment Act...............   3,000
Loan.....................................   4,000
Executive................................   6,000
Salary and Benefits......................   3,000

     Individual directors may, at their option, defer the receipt of directors' fees. Under alternatives available each year from 1987 through 2000 up to 100% of a director's annual board and committee fees were deferrable. Such fees, plus interest, will be paid to the participating director or to his beneficiaries, as applicable, in monthly payments for a maximum ten-year period commencing on the earlier of (1) the death of the director; or (2) the later of (a) age 65, or (b) completion of five years' participation in the fee deferral program. Five directors elected to enter into such nonqualified deferred compensation agreements for 2000.

                         UNION PLANTERS STOCK OWNERSHIP
                      BY DIRECTORS AND EXECUTIVE OFFICERS

     This table indicates how many shares of common stock and common stock equivalents of Union Planters the executive officers and directors beneficially owned as of February 21, 2001. In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                   PERCENTAGE OF
                                               OPTIONS CURRENTLY     SHARES OF
                                                EXERCISABLE OR      OUTSTANDING
                                 SHARES OF        EXERCISABLE         COMMON
             NAME               COMMON STOCK    WITHIN 60 DAYS         STOCK
             ----               ------------   -----------------   -------------
Albert M. Austin (1)(2).......      45,096              -0-               *
George W. Bryan (1)...........       9,917           50,000               *
Bobby L. Doxey................      12,000            8,333               *
James E. Harwood (1)(2).......      81,654              -0-               *
Adolfo Henriques..............      15,789           10,000               *
Parnell S. Lewis, Jr. (1).....      21,789              -0-               *
Jackson W. Moore (1)(2).......     551,557           85,000               *
Jorge M. Perez................         -0-            6,666               *
Lou Ann Poynter...............     191,228              -0-               *
V. Lane Rawlins (3)...........      16,661              -0-               *
John R. Roberts...............       5,000            6,666               *
Steven J. Schenck.............      13,475            8,416               *
Donald F. Schuppe (1)(3)......       4,775           65,000               *
David M. Thomas (1)(3)........      44,214              -0-               *
Richard A. Trippeer, Jr.
  (1).........................     357,305              -0-               *
Spence L. Wilson..............      52,696           54,239               *
Directors and Executive
  Officers as a group (16
  persons)....................   1,423,156          294,320            1.23%

---------------
 * Indicates less than 1% of the shares of Union Planters common stock outstanding as of February 21, 2001.

(1) Includes shares of common stock owned by relatives or held in trusts or partnerships for the benefit of relatives with respect to which named persons disclaim any beneficial interest.

(2) Includes shares of common stock in the following amounts resulting from the exercise of nonqualified options, the receipt of which shares has been deferred pursuant to an Irrevocable Stock Option Deferral Agreement: Albert
    M. Austin (1,855 shares); James E. Harwood (20,517 shares); and Jackson W. Moore (169,757 shares).

(3) V. Lane Rawlins, Donald F. Schuppe, and David M. Thomas will retire as Directors at the 2001 Annual Meeting.

                             EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

    The table below shows the before-tax compensation for Benjamin W. Rawlins, Jr., the former Chairman and Chief Executive Officer of Union Planters, Jackson
W. Moore, the current Chairman and Chief Executive Officer of Union Planters, and Bobby L. Doxey, Adolfo Henriques, Lou Ann Poynter and Steven J. Schenck the four next highest compensated executive officers of Union Planters.

                                                                                                              LONG-TERM
                                                                    ANNUAL COMPENSATION               COMPENSATION (SEE NOTE 1)
                                                         -----------------------------------------   ---------------------------
                                                                                       OTHER          RESTRICTED     SECURITIES
                                                                                       ANNUAL           STOCK        UNDERLYING
                                                                                  COMPENSATION ($)    AWARDS($)      OPTIONS(#)
       NAME AND PRINCIPAL POSITION         FISCAL YEAR   SALARY ($)   BONUS ($)     (SEE NOTE 2)     (SEE NOTE 3)   (SEE NOTE 4)
       ---------------------------         -----------   ----------   ---------   ----------------   ------------   ------------
B.W. Rawlins, Jr.                             2000        545,000           --       5,400,000        2,657,359            --
  Former Chairman and CEO of                  1999        770,000           --           7,600               --       141,355
  Union Planters and UPB                      1998        700,000      610,000          98,000        3,285,625       582,275
J.W. Moore                                    2000        572,000      400,400         203,000        1,944,543            --
  Chairman and CEO of                         1999        540,000           --         264,000               --       119,540
  Union Planters and UPB                      1998        500,000      430,000         189,000        2,346,875       484,935
B.L. Doxey                                    2000        229,000      125,000              --          330,000            --
  Senior Executive Vice President             1999             --           --              --               --            --
  and CFO                                     1998             --           --              --               --            --
A. Henriques                                  2000        354,000      240,000          19,000           62,775            --
  CEO of UPB, Florida                         1999        340,000       75,000           7,900               --            --
                                              1998        302,000      132,000                          513,062            --
L.A. Poynter                                  2000        232,000      115,000                          122,440            --
  Executive Vice President and                1999        225,000       40,000              --               --            --
  Regional Bank Group Manager,                1998        225,000       60,000              --               --            --
  Southeast Region
S.J. Schenck                                  2000        237,000      150,000          18,300               --            --
  CEO of UPB, Indiana                         1999        185,000       22,500              --          405,000            --


                                                ALL OTHER
                                            COMPENSATION ($)
       NAME AND PRINCIPAL POSITION         (SEE NOTES 5 AND 6)
       ---------------------------         -------------------
B.W. Rawlins, Jr.                              16,163,951
  Former Chairman and CEO of                        9,921
  Union Planters and UPB                           11,485
J.W. Moore                                         11,564
  Chairman and CEO of                               9,927
  Union Planters and UPB                            9,298
B.L. Doxey                                             --
  Senior Executive Vice President                      --
  and CFO                                              --
A. Henriques                                        9,802
  CEO of UPB, Florida                               3,429
                                                       --
L.A. Poynter                                       13,702
  Executive Vice President and                     12,429
  Regional Bank Group Manager,                     10,882
  Southeast Region
S.J. Schenck                                       14,902
  CEO of UPB, Indiana                              13,028

---------------
(1) Union Planters maintains two Stock Incentive Plans that were approved by shareholders in 1983 and 1992.
                                              (footnotes continued on next page)

(footnotes continued from previous page)
(2) "Other Annual Compensation" for 2000 consists of certain cash payments to cover "gross-up" bonuses for taxes on vesting restricted shares in connection with the long-term compensation plan.

(3) Restricted shares were granted to the named executive in 2000, 1998 and 1996 under the Stock Incentive Plan approved by shareholders in 1992. Grantees have the right to receive dividends on restricted shares. Shares generally vest over 12 years in equal amounts annually and are subject to forfeiture for certain conditions. The grants of restricted stock in 2000 were made in consideration of the voluntary surrender by the executives of certain of their then-outstanding stock options under a program offered to approximately 185 officers throughout Union Planters. Such awards of restricted stock had a fair market value, as of the grant date, equal to the present value of the surrendered stock options on that date. The present values of the surrendered stock options were calculated using the Black-Scholes option pricing model, as more fully described in the Report of the Salary and Benefits Committee.

   During 1998 Union Planters approved current vesting of the annual incentive which otherwise would not have vested until after the 62nd birthday of applicable executives. This accelerated vesting does not apply with respect to the shares of restricted stock granted in 2000. The value of shares vesting in 2000 and released to the named executives were as follows:
   $291,573, J.W. Moore; $26,568, A. Henriques; and $20,250, S.J. Schenck. Mr.
   Rawlins' restricted shares, having a value of $3,268,837 as of December 31, 2000, became vested and were released to his estate upon his death in September 2000. The aggregate market value as of December 31, 2000 (and number) of all restricted shares that have been granted through December 31, 2000, and have not been released were as follows: $5,454,628 (152,577 shares), J.W. Moore; $429,000 (12,000 shares), B.L. Doxey; $297,940 (8,334 shares), A. Henriques; $150,615 (4,213 shares), L.A. Poynter; and $249,938 (8,250 shares), S.J. Schenck. The value of shares vesting each year may vary. The restricted stock awards represented awards made for overall performance over the past several years including successful completion of several key acquisitions, for a part of the employment package for new executives and to ensure the named executives' continued employment with Union Planters.

(4) Shares acquired pursuant to option exercise must generally be held three years or any profits must be paid to Union Planters. Union Planters does not grant SARs.

(5) "All Other Compensation" for 2000 consists of the following various components. Employee stock ownership plan contributions on behalf of the employees as follows: $4,702, B.W. Rawlins, Jr.; $4,702, J.W. Moore; $4,702,
    A. Henriques; $4,702, L.A. Poynter; and $4,702, S.J. Schenck. 401(k) plan contributions on behalf of the same employees, respectively, are as follows:
    $6,912, B.W. Rawlins, Jr.; $6,862, J.W. Moore; $5,100, A. Henriques; $9,000,
    L.A. Poynter; and $10,200, S.J. Schenck.

(6) "All Other Compensation" for 2000 for Mr. Rawlins also includes $4,140,000 paid to his estate upon his death pursuant to the terms of his employment agreement and $12,012,337 paid under the supplemental retirement plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows certain information regarding option grants for Messrs. Rawlins, Moore, Doxey, Henriques and Schenck and for Ms. Poynter.

                                  INDIVIDUAL GRANTS
                       ---------------------------------------
                       NUMBER OF      OPTIONS/
                       SECURITIES       SARS
                       UNDERLYING    GRANTED TO                                  GRANT
                        OPTIONS/    EMPLOYEES IN   EXERCISE OR                   DATE
                          SARS         FISCAL         BASE       EXPIRATION     PRESENT
        NAME           GRANTED(1)     YEAR(%)      PRICE($/SS)      DATE      VALUE(4)($)
        ----           ----------   ------------   -----------   ----------   -----------
B.W. Rawlins, Jr. ...        --           --             --             --            --
J.W. Moore...........   285,000(2)      16.6          34.38       12/20/10     1,421,837
B.L. Doxey...........    25,000(3)       3.9          27.50       03/01/10       121,783
                         42,000(3)        --          34.38       12/20/10       263,529
A. Henriques.........    42,000(3)       2.5          34.38       12/20/10       263,529
L.A. Poynter.........    42,000(3)       2.5          34.38       12/20/10       263,529
S.J. Schenck.........    42,000(3)       2.5          34.38       12/20/10       263,529

---------------
(1) Generally, options may not be granted at less than the fair market value of the underlying shares on the date of grant, and will expire upon the earliest of ten years after the date of grant, termination for cause, one month after termination of employment (other than for cause) for any reason except retirement, death or disability, and one year after death. Already owned shares of stock may be used as the consideration for exercise of the option, and a reload option will generally be granted in such cases. Generally, except in the event of involuntary termination or termination due to disability, death or retirement, shares acquired by option exercise must be held at least three years or any profits from sale must be repaid to Union Planters. All options granted in 2000 have an exercise price equal to the underlying stock's fair market value on the grant date.

(2) Options granted in 2000 which vested immediately.

(3) Options granted in 2000 which vest 1/3 12 months after the date of grant, an additional 1/3 24 months after the date of grant and the final 1/3 36 months after the date of grant, except for increments which otherwise would not vest until after age 62. Such increments vest immediately.

(4) Present values were calculated using the Black-Scholes option pricing model. The model is a mathematical formula which is widely used and accepted for valuing traded stock options. There is no assurance that the values generated by the model will actually be realized. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price at the date of exercise. The model was applied using the individual grant dates and the exercise price and fair market value of Union Planters' common stock on the grant date. It also assumed: (i) a risk-free rate of return based on the yield on a U.S. Government Zero Coupon bond with a term equal to the term of the stock grant which ranged from 5.0% to 6.7%;
    (ii) stock price volatility calculated using daily closing prices of the common stock of Union Planters for the expected term of the option ending on the grant date which ranged from 25.1% to 39.36%; (iii) a constant dividend yield on the respective grant dates based on the quarterly cash dividend rate per share paid by Union Planters on its common stock; and (iv) that the options would be exercised on the final day of their ten-year term. No discount from the theoretical value was taken to reflect the one-year waiting period prior to vesting, the restrictions on the transfer of the options, and the likelihood that the options will be exercised in advance of the final day of their term.

                OPTION/SAR EXERCISES AND FISCAL YEAR-END VALUES

     The following table shows the number and value of stock options and stock appreciation rights (exercised and unexercised) for Messrs. Rawlins, Moore, Doxey, Henriques and Schenck and for Ms. Poynter.

                                                               NUMBER OF
                                                              SECURITIES                     VALUE OF
                                                              UNDERLYING                    UNEXERCISED
                                                              UNEXERCISED                  IN-THE-MONEY
                                                             OPTIONS/SARS                  OPTIONS/SARS
                                                               AT FISCAL                     AT FISCAL
                                                              YEAR-END(#)                 YEAR-END($)(2)
                           SHARES                     ---------------------------   ---------------------------
                        ACQUIRED ON        VALUE
        NAME           EXERCISE(#)(1)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           --------------   -----------   -----------   -------------   -----------   -------------
B.W. Rawlins, Jr. ...    --               --                 --            --              --             --
J.W. Moore...........    --               --            285,000            --         390,450             --
B.L. Doxey...........    --               --                 --        67,000              --        263,790
A. Henriques.........    --               --             10,000        70,900              --         57,540
L.A. Poynter.........    --               --                 --        47,750              --         57,540
S.J. Schenck.........    --               --              5,750        59,250              --         57,540

---------------
(1) Shares acquired pursuant to option exercise must generally be held three years or any profits must be paid to Union Planters. During the restriction period, shares may be used to exercise an option or to satisfy tax withholding requirements on option exercises.

(2) Value is calculated as the difference between the closing market price of a share of common stock on December 31, 2000 ($35.75 per share) and the exercise price of the options. No value is reported if the exercise price of the options exceeded the market price of a share of common stock on December 31, 2000.

(3) In June 2000, Messrs. Rawlins, Moore and Henriques and Ms. Poynter voluntarily surrendered certain of their then-outstanding stock options in exchange for an award of restricted stock having a fair market value, as of the grant date, equal to the present value of the surrendered stock options on such date. The terms of such restricted stock awards and the method of valuing the surrendered stock options are described in Note 3 to the Summary Compensation Table and the Report of the Salary and Benefits Committee.

              EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE, AND
                         CHANGE OF CONTROL ARRANGEMENTS

     Each of Jackson W. Moore, Bobby L. Doxey, Adolfo Henriques and Steven J. Schenck has an employment agreement with Union Planters.

     EMPLOYMENT AGREEMENT OF OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER. Mr. Moore's agreement, which was first entered into as of December 1, 1989, was amended and restated as of April 17, 1997, and then further amended on September 26, 2000. This agreement provides for a minimum base salary for Mr. Moore of $650,000, and entitles him to receive certain other employee benefits and to participate in incentive bonus, stock option, and deferred compensation plans.

     On December 31 of each year, the term of Mr. Moore's employment agreement is automatically extended for one year unless Union Planters provides at least 60 days prior notice to Mr. Moore. In any case, the term of the agreement may not be extended after Mr. Moore reaches age 65. If we provide prior notice to Mr. Moore that we are electing not to extend the agreement, Mr. Moore may either remain until the end of the then-current term of his agreement, or may choose to terminate the agreement and be paid an amount equal to three times the sum of his highest base salary and highest annual bonus earned in any year during his employment ("final highest earnings"). In either such case, all options, stock appreciation rights, and other awards in the nature of rights that may be exercised, and all awards of restricted stock, if any, issued to Mr. Moore under all stock incentive plans of Union Planters (collectively, "incentive awards") will immediately vest and be exercisable and all restrictions thereon will lapse. In addition, Mr. Moore will have the right to elect within 90 days after the effective date of his termination of employment, either to receive a lump-sum cash-out of his stock options at the then-current spread value or to have the right to exercise such options from the date of termination through the remaining term of the options.

     If termination of employment is for cause, Mr. Moore will be provided his base salary through the date of termination plus any annual incentive bonus that has been previously approved but not paid. In addition, Union Planters must, at its election, either effect a lump-sum cash-out of Mr. Moore's stock options (vested and unvested) at the then-current spread value, or declare all such options to be immediately vested and exercisable by Mr. Moore within one year from notice of his termination.

     If termination of employment is due to death or disability, Mr. Moore will be provided his base salary through the date of termination plus any annual incentive bonus that has been previously approved but not paid, and will receive a severance payment equal to three times his final highest earnings (as defined above). In either case, all incentive awards will immediately vest and be exercisable and all restrictions thereon will lapse. In addition, Mr. Moore or his estate will have the right to elect, within 90 days after the effective date of Mr. Moore's termination of employment, either to receive a lump-sum cash-out of his stock options at the then-current spread value or to have the right to exercise such options from the date of termination through the remaining term of the options.

     The employment agreement also provides that in the event of a change in control of Union Planters (as defined in the agreements to include certain business combinations, acquisitions of stock or assets of Union Planters, or changes in Board composition), Mr. Moore will have the option to extend the term of this employment agreement for an additional three-year period, beginning on the later of the date of the renewal notice or the date of the change in control. Upon the commencement of any such renewal term, any remaining period of the then-current term of the employment agreement will be canceled. During the extended renewal term following a change in control, Mr. Moore may resign without penalty upon 90 days prior notice and receive a lump-sum payment equal to three times his final highest earnings (as defined above). Also, in the event of a change in control, all deferred compensation, supplemental retirement benefits, and incentive awards will immediately vest and be exercisable and all restrictions thereon will lapse, and any stock or stock equivalents held in a deferred account on Mr. Moore's behalf will become immediately payable. With respect to benefits paid, accrued or accelerated by virtue of a change in control, the agreement requires Union Planters to make certain tax gross-up payments to cover Mr. Moore's income tax and excise tax liabilities with respect to such benefits, including tax liabilities associated with the gross-up payments.

     OTHER EMPLOYMENT AGREEMENTS. The employment agreements of our other named executive officers each specify a term and minimum base salary for the executive. The date on which the current term of each executive's employment expires is as follows: Mr. Doxey -- March 1, 2003; Mr. Henriques -- February 1, 2002; and Mr. Schenck -- March 5, 2002. Each employment agreement provides that the term of the executive's employment is automatically extended unless prior notice of termination is given. The minimum annual base salary for each named executive officer is as follows: Mr. Doxey -- $275,000; Mr. Henriques -- $330,000; and Mr. Schenck -- $225,000. In addition to the minimum base salary, each named executive officer is entitled to additional cash and non-cash compensation generally based on performance.

     Each of Messrs. Doxey's, Henriques' and Schenck's employment agreement provide for specific payments to be paid to the executive in the event his employment is terminated within some period after a change in control.

     Mr. Doxey's agreement generally provides that if he is terminated within one year of a change in control, he will be entitled to the following: (1) any portion of his base salary that he had earned but had not been paid through termination, (2) any prior year's annual bonus that he had earned but had not been paid, (3) an additional lump sum payment equal to the base salary due for the remaining current term of his agreement, but not less than one year's base salary; and (4) certain additional benefits to which he is entitled under our plans and programs.

     Mr. Henriques' agreement provides that in the event of a change in control, his employment term will automatically extend for two years. Mr. Henriques agreement further provides that if he is terminated within two years of a change in control, he will be entitled to the following; (1) a lump sum payment equal to the base salary due for the remaining current term of his agreement, but not less than two times his current base salary; (2) any prior year's annual bonus that he had earned but had not been paid and a prorated bonus equal to 75% of his then current base salary for the year in which his employment was terminated; and (3) certain additional benefits to which he is entitled under our plans and programs.

     Mr. Schenck's agreement provides that if he is terminated within two years of a change in control, he will be entitled to the following; (1) any portion of his base salary that he had earned but had not been paid; (2) a lump sum payment equal to his base salary and annual bonuses due for the remaining current term of his agreement, but not less than one year's current base salary and annual bonus; (3) any prior year's annual bonus that he had earned but had not been paid; and (4) certain additional benefits to which he is entitled under our plans and programs.

EXECUTIVE BENEFIT PLANS

     Union Planters maintains two executive benefit plans for selected management employees. Eligibility is determined by the Salary and Benefits Committee, which is also responsible for administering the plans.

     The supplemental retirement plan provides a retirement income benefit at age 62 equal to a percentage of final average earnings as defined in the plan, with certain reductions described below. The benefit can be paid in either an equivalent lump sum amount or in annual or monthly installments. The plan is nonqualified and unfunded, and the amounts payable thereunder are not offset for social security or other amounts, except as described below.

     Currently, Mr. Moore participates in the supplemental retirement plan. Supplemental annual retirement benefits payable under the plan at age 62 are equal to 65% of the sum of the executive's highest base salary and highest annual bonus during any year of employment, less an amount calculated as the present value of Union Planters' cost of funds related to premiums paid on a split-dollar life insurance policy on the life of the executive and his spouse, which premiums will be reimbursed in full to Union Planters from the cash value of the policy. The annual supplemental retirement benefit under the plan is reduced 6% per year for early retirement after age 55 but before age 62. In addition, annual supplemental retirement benefits vest following a termination or a change in control as defined in the plan and the agreement with Mr. Moore.

     The deferred compensation plan allows participants to defer a portion of their cash compensation into a nonqualified savings plan. The plan credits interest annually equal to the greater of 120% of the mid-term applicable federal rate or the Union Planters common stock total investment return. In addition, Union Planters matches amounts deferred with a 25% company contribution. The plan returns the compensation deferred plus interest earned upon termination of employment or earlier if otherwise elected by the participant.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

     The following table and accompanying graph sets forth Union Planters cumulative shareholder return (assuming reinvestment of dividends) as compared to the Standard and Poor's 500 and the New York Stock Exchange Financial Indicator over a five-year period beginning December 31, 1995.

     Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                           UNION PLANTERS CORPORATION
                    TOTAL CUMULATIVE SHAREHOLDER RETURN FOR
CHART               FIVE-YEAR PERIOD ENDED DECEMBER 31, 2000

                                               UNION PLANTERS CORPORATION            S&P 500            NYSE FINANCIAL INDICATOR
                                               --------------------------            -------            ------------------------
1995                                                     100.00                      100.00                      100.00
1996                                                     126.46                      122.95                      128.05
1997                                                     226.73                      163.96                      180.84
1998                                                     156.99                      210.81                      190.13
1999                                                     142.94                      255.16                      188.37
2000                                                     138.16                      231.93                      235.90

                            DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                1995          1996          1997          1998          1999          2000
                            ------------  ------------  ------------  ------------  ------------  ------------
Union Planters
 Corporation..............    $100.00       $126.46       $226.73       $156.99       $142.94       $138.16
S&P 500...................    $100.00       $122.95       $163.96       $210.81       $255.16       $231.93
NYSE Financial
 Indicator................    $100.00       $128.05       $180.84       $190.13       $188.37       $235.90

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     During 2000 some of the directors and officers of Union Planters, and other persons and entities with which they are affiliated, were customers of, and had in the ordinary course of business banking transactions with, Union Planters' subsidiary banks. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than the normal risk of collectibility or present other unfavorable features. Such loans aggregated less than 1% of shareholders' equity as of December 31, 2000.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP to serve as the independent public accountants of Union Planters for its fiscal year ending December 31, 2001. The Board seeks to have the shareholders ratify the appointment of PricewaterhouseCoopers. PricewaterhouseCoopers, which has served as the independent public accountants of Union Planters since 1985, follows a policy of rotating the partner in charge of Union Planters' audit every seven years. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the appointment of PricewaterhouseCoopers is not ratified by the shareholders, the Board of Directors may appoint other independent public accountants based upon the recommendation of the Audit Committee.

     The Board of Directors unanimously recommends you vote for the ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants FOR fiscal year 2001.

                    INFORMATION ON FEES PAID TO INDEPENDENT
                               PUBLIC ACCOUNTANTS

AUDIT FEES

     The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year were $1.50 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no fees billed by PricewaterhouseCoopers LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

ALL OTHER FEES

     The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to Union Planters, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the fiscal year ended December 31, 2000 were $4.45 million.

                              SHAREHOLDER PROPOSAL

PROPOSAL

     David C. Mann submitted the proposal set forth below, which may be presented for a vote at the Annual Meeting. The proposal is required to be included in this proxy statement by the rules of the Securities and Exchange Commission and is not endorsed by the Board of Directors of Union Planters, nor is the Board of Directors responsible in any way for the contents of the proposal or the accompanying statement. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST APPROVAL OF THIS SHAREHOLDER PROPOSAL. You may request the address and shareholdings of Mr. Mann by submitting a request for this information to the Corporate Secretary of Union Planters. The proposal is as follows:

     RESOLVED, that the shareholders of Union Planters do hereby recommend that the Board of Directors immediately take the steps necessary to actively seek a sale or merger of Union Planters on terms that will maximize share value for shareholders.

     The shareholder's supporting statement is as follows:

     Because recent changes in the federal interstate banking laws have significantly reduced geographic restrictions for interstate banking activity there will be more competition from larger and more efficient banks. Union Planters may be too small to compete effectively in this new environment. Therefore, I believe that the greatest value to the shareholders will be realized through a merger or sale.

     Since one of the effects of deregulation has been rapid consolidation in the banking industry, a window of opportunity is now open for the shareholders of Union Planters and time is of the essence. The Board of

Directors should take advantage of this active market by immediately seeking out opportunities to merge into a larger and more competitive bank.

     I believe that a sale would benefit the risk-taking shareholders who are the majority.

RECOMMENDATION OF THE BOARD OF DIRECTORS AND MANAGEMENT RESPONSE

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

     - The returns on investments we have made in the franchise over the last several years are beginning to be realized and will significantly improve the operating results for Union Planters, thereby increasing shareholder value.

     - Given the high payout ratio for dividends on Union Planters common stock, the Board believes that it is likely that an acquisition of Union Planters by those institutions capable of acquiring Union Planters at today's premiums would result in a reduction in the dividends paid to Union Planters' shareholders.

     - The Board of Directors has never foreclosed the possibility of any strategic transaction that is in the best interest of Union Planters and its shareholders; it regularly reviews its strategic focus and regularly considers strategic activities that may be taken to maximize long-term shareholder value.

     - Premiums paid in merger transactions in the current environment are well below the premiums that were paid in the latter part of the 1990s.

     - The Board believes that adopting the proposal would adversely affect its ability to retain and attract customers as well as personnel and therefore would be detrimental to the financial interests of Union Planters and its shareholders.

     The Union Planters Board of Directors strongly believes that adoption of this proposal will not be in the best interest of the shareholders of Union Planters. The Board is committed to maximizing long-term shareholder value in accordance with its fiduciary duties and believes that this resolution would undermine the ability of the Board to fulfill such duties. Union Planters has never foreclosed the possibility of any strategic transaction that is in the best interest of Union Planters and its shareholders.

     The Board of Directors believes that its current business strategy is enhancing long-term shareholder value.

     Since January 1, 1994, through year-end 2000, Union Planters took advantage of the significant consolidation occurring in the financial services industry by acquiring approximately 50 financial institutions, representing approximately $32 billion in assets. In pursuing these acquisitions, the Board and management of Union Planters recognized, as have many other institutions, and as the shareholder's supporting statement reflects, that an institution with a greater asset size can more efficiently provide a broader array of financial services through a wider variety of distribution channels than can a smaller institution. Additionally, the acquisitions were intended to increase the value of the franchise through entering additional markets and providing Union Planters with greater market penetration and new products to cross-market throughout all of its markets. Union Planters currently operates in 12 states through approximately 847 banking offices and 1,065 ATMs. Union Planters provides a full range of banking services and banking-related services, including mortgage lending, trust, SBA lending, brokerage, and insurance, among others. We are currently the 27th largest bank holding company in the United States, our stock trades on the New York Stock Exchange and we are included in the S&P 500 Index.

     While we have amassed significant size in order to compete more effectively and efficiently and to meet the competition brought about by de-regulation as referenced in the shareholder's supporting statement, the focus of Union Planters over the past several years, has been to carefully examine the various franchises that we acquired in order to maximize the earnings potential of the institution. Our efforts to rationalize the assembled franchises, have included consolidating substantially all of our banking charters and implementing a plan to provide for complete and common product lines in all of our markets, and common systems and procedures at the local level throughout the organization. We have also made significant investments in personnel and technology to provide common back-office support centers, reduce costs, better serve our customers, and provide better information to manage the organization. We have also assembled a very talented senior management team. As our rationalization efforts continued, our merger and acquisition activity slowed as we completed only one acquisition in all of 2000.

     The significant investments made by us over the last several years in our franchise are beginning to result in improved performance. As we reported on January 18, 2001, we had cash operating earnings for the fourth quarter of 2000 of $116.6 million, or $.86 per diluted share, an increase of 14.7% over the $.75 per diluted share for the same period in 1999. Cash operating earnings exclude nonoperating items and goodwill and other intangibles amortization, net of taxes. Net earnings for the fourth quarter were $103.5 million, or $.76 per diluted share, an increase of 10.1% over the $.69 per diluted share for the same period in 1999. For the full year 2000, cash operating earnings were a record $461.6 million, or $3.38 per diluted share, an increase of 9.7% over the $3.08 per diluted share reported for 1999. These earnings provided a return on average assets of 1.36%, a return on average common equity of 16.50%, and a return on average tangible common equity of 25.26%. Underlying these results for 2000, were a 12.7% increase in average loans (excluding loan securitizations and sales) over 1999, an increase of 10.8% in operating noninterest income over 1999, with an 18.1% increase in the fourth quarter of 2000 over the same period in 1999, and an efficiency ratio for 2000 of 56.59%, compared to 57.35% for 1999. We also maintained our strong credit quality and capital strength. We do not believe the market price of Union Planters common stock reflects the underlying strength of the organization, and therefore we have been an aggressive purchaser of our own stock. In February 2000, Union Planters completed the purchase of 7.1 million shares of Union Planters common stock and has since that time purchased an additional 1.6 million shares.

     While we believe we are making significant progress in improving the operating performance of Union Planters, the Board believes that the returns from investments made in management, systems, and technology are just beginning to be realized and that such investments should result in significantly improved operating results for Union Planters, thereby increasing shareholder value over time. Additionally, the Board of Directors regularly reviews the merger activity of financial institutions and is aware that the premiums paid in merger transactions in the current environment are well below the premiums that were paid in the latter part of the 1990s. In addition, given the high payout ratio for dividends on Union Planters common stock, the Board believes that it is most likely that any acquisition of Union Planters by those institutions capable of effecting an acquisition of Union Planters at today's premiums would result in a material reduction in the dividends paid to Union Planters shareholders. In summary, the Board does not believe that a sale of Union Planters at this time would maximize shareholder value.

     The Board of Directors believes that it would be very unfortunate for shareholders if Union Planters sacrificed its growth prospects to pursue a short-term gain that may or may not be obtainable, given current market conditions. The Board of Directors notes that in a number of recent mergers, the stock of the acquiring bank has declined sharply upon announcement of the merger. The Board also notes that integration and other difficulties of large mergers have led to severe declines in the prices of stocks of a number of acquirers. Nevertheless, the Board of Directors regularly reviews, with the assistance of outside advisors, its strategic focus and regularly considers strategic actions that may be taken to maximize long-term shareholder value. The Board of Directors has been and will continue to be open to the full range of strategic options which may allow Union Planters' shareholders to realize the intrinsic value of Union Planters. Union Planters has not adopted a "just say no" policy.

     The Board of Directors is concerned that the adoption of this proposal could undermine Union Planters, and would thus be detrimental to the financial interests of Union Planters and its shareholders. Although the non-binding proposal does not require the Board to take any action, the Board of Directors believes that its adoption would result in uncertainty regarding Union Planters' future that would adversely affect its ability to retain and attract customers as well as personnel.

     The Board of Directors also believes that the adoption of this proposal could adversely affect its ability to effect a strategic merger or sale of Union Planters on the most favorable terms possible to shareholders if such a course of action were determined to be appropriate. A company's decision to pursue a strategic transaction involves consideration of a set of complex factors including the evaluation of the economic prospects of the company and the impact of market and industry conditions on the timing of the transaction. The resolution urges immediate action on the part of the Board of Directors. Given the current trading range of Union Planters' common stock and its strong growth prospects, the Board of Directors believes it is not likely that immediate action will constitute the most probable avenue by which the shareholders may realize the intrinsic value of Union Planters.

                               OTHER INFORMATION

SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

     Any shareholder proposals intended to be presented at Union Planters' 2002 Annual Meeting of shareholders must be received in writing by Union Planters at the corporate offices no later than November 16, 2001. Any proposal submitted after that date will be considered untimely. It will not be included in our proxy statement and form of proxy relating to the 2002 Annual Meeting, and, if raised at such Annual Meeting, management proxy holders would be allowed to use their discretionary voting authority to vote on the proposal even though there is no discussion of the proposal in our proxy statement.

ANNUAL REPORTS AND EXHIBITS

     Union Planters' Annual Report to Shareholders is enclosed with this proxy statement. Biographical information about our executive officers is included in
Part I of the Annual Report on Form 10-K we are filing with the Securities and Exchange Commission for 2000, under the section entitled "Executive Officers of the Registrant." Neither the Annual Report to

Shareholders nor the Form 10-K is to be considered proxy-soliciting material except to the extent expressly incorporated by reference in this proxy statement.

     ANY SHAREHOLDER WHO WISHES TO OBTAIN A COPY, WITHOUT CHARGE, OF UNION PLANTERS' ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2000, WHICH INCLUDES FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, WHICH IS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY CONTACT THE CORPORATE MARKETING DIVISION, A1E AT POST OFFICE BOX 387, MEMPHIS, TENNESSEE 38147, OR AT TELEPHONE NUMBER (901) 580-6604.

     PLEASE MARK, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD (OR VOTE BY TELEPHONE OR INTERNET) AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY STILL VOTE IN PERSON, SINCE THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY DELIVERING TO THE CORPORATE SECRETARY OF UNION PLANTERS A WRITTEN REVOCATION OF THE PROXY.

SOLICITATION OF PROXIES

     Some of Union Planters' directors and officers, who will receive no additional compensation, may solicit proxies in person, and by telephone, telegraph, telecopy, facsimile, or mail, from brokerage houses and other institutions, nominees, fiduciaries, and custodians, who will be required to forward the proxy materials to beneficial owners of Union Planters common stock. Union Planters will, upon request, reimburse such intermediaries for their reasonable expenses in forwarding proxy materials but will not pay fees, commissions, or other compensation.

     To assist the Board of Directors, Union Planters has retained Morrow & Company, Inc. to provide proxy solicitation services at a fee of $7,500 plus customary expenses. The Trust Division of Union Planters Bank, N.A. has also been retained to assist in the solicitation of proxies. The providers of the proxy solicitation services are expected to communicate in person, or by telephone, telegraph, telecopy, facsimile, or mail with those shareholders who have not responded within a reasonable time to urge them to return their proxies. The cost of solicitation of proxies will be borne by Union Planters.

                                                                      APPENDIX A

                            AUDIT COMMITTEE CHARTER

     The Board of Directors (the "Board") of Union Planters Corporation (the "Corporation") and its subsidiaries has created a committee of directors to be known as the DIRECTORS' AUDIT COMMITTEE (the "COMMITTEE"). The composition, membership requirements, goals, objectives, processes, duties and responsibilities of the COMMITTEE are as follows:

COMPOSITION AND MEMBERSHIP REQUIREMENTS

     The Board annually shall (a) review and approve the composition of the COMMITTEE, which will be comprised of at least four but not more than eight directors of the Corporation; (b) review and reassess the adequacy of the COMMITTEE charter; (c) determine that each member is, in the Board's judgment, financially literate; (d) designate one of the members as chairperson of the COMMITTEE; (e) ensure the COMMITTEE is comprised of at least two members with banking, accounting or related financial management expertise; and (f) require each member of the COMMITTEE to confirm "independence" (in accordance with the standards set by the New York Stock Exchange) in writing.

     Under exceptional and limited circumstances where the Board determines that membership is in the best interests of the Corporation, the Board may override the independence requirements for one member of the COMMITTEE, except in the case where that member is employed as an executive of another company where any of the Corporation's executives serve on that company's compensation committee.

GOALS AND OBJECTIVES

     The primary goal of the COMMITTEE will be to assist the Board in fulfilling its fiduciary responsibilities relating to the accounting and reporting practices of the Corporation and its subsidiaries. In addition, the COMMITTEE will:

     - Oversee and appraise the quality of the Corporation's overall audit and compliance efforts.

     - Maintain, by scheduling regular meetings, open lines of communication among the Board, the Corporate Risk Manager and Audit Director (or equivalent positions of responsibility) and the

       Corporation's independent accountants to exchange views and information as well as confirm their respective authority and responsibilities.

     - Serve as an independent and objective party to review financial information presented by management to shareholders, regulators and other third parties.

     - Evaluate management's assertion regarding the adequacy and effectiveness of the Corporation's internal control over financial reporting.

     - Appraise the operating controls in terms of compliance with policies, procedures, laws and regulations.

DUTIES AND RESPONSIBILITIES

     The COMMITTEE will hold at least four regular meetings per year, and such additional meetings as the Chairperson shall require in order to fulfill the following duties and responsibilities:

     - Review the Corporation's principal financial reports including disclosures regarding forward looking information included in documents filed with the Securities and Exchange Commission ("SEC") with management and the independent accountants, including the Corporation's quarterly financial information prior to the release of quarterly earnings. If required, this responsibility can be assumed by the Board.

     - Review with management and the independent accountants all significant accounting changes proposed by the Corporation.

     - Review and assess adequacy of all significant accounting estimates used in the preparation of the Corporation's financial statements with management and the independent accountants.

     - Require periodic reports from management, the independent accountants and the Audit Director on any significant proposed regulatory, accounting or reporting issues to assess the potential impact upon the Corporation's accounting and financial reporting policies.

     - Concur with executive management's hiring, termination or reassignment of responsibilities of the Corporate Risk Manager and Audit Director (or equivalent positions of responsibility).

     - Review the joint audit plan of the independent accountants and Audit Director, including adequate coverage of areas with higher risk.

     - Meet regularly with the Audit Director and the independent accountants, evaluate the effectiveness of the audit efforts and assure that no management restrictions are being placed on such audit activities, including executive sessions as needed.

     - Review the written reports (or summaries thereof) from the Audit Director and independent accountants to evaluate the adequacy of the Corporation's operating and accounting policies and procedures and the internal control.

     - Determine that management is taking appropriate and timely corrective actions with regard to comments from the Audit Director and the independent accountants.

     - Recommend to the Board the appointment of the independent accountants each year with an understanding that the independent accountants are ultimately accountable to the Board and the COMMITTEE, as representatives of shareholders, and the Corporation and the COMMITTEE have the ultimate authority and responsibility to select, evaluate, approve fees for and, where appropriate, replace the independent accountants (or to nominate the independent accountants to be proposed for shareholder approval in any proxy statement).

     - Assure that an independent audit is conducted in compliance with statutory and regulatory requirements.

     - Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

     - Obtain from independent accountants an annual confirmation, in writing, that they are independent with respect to the Corporation within the meaning of the Securities Act of 1933 and the applicable rules and regulations thereunder adopted by the Securities and Exchange Commission.

     - Review with management and the independent accountants the basis for reports issued as required by 12 CFR Part 363 (Federal Deposit Insurance Corporation Improvement Act of 1991).

     - Meet periodically with management to review the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures, including litigation reports and insurance policies in force.

     - Review all regulatory reports (or summaries thereof) submitted to the Corporation, including management's response thereto.

     - Make inquiries of management, the Audit Director and the independent accountants regarding the occurrence of any illegal acts. Upon being informed of an illegal act other than matters which are considered clearly inconsequential, the COMMITTEE will ensure that the actions required by the Private Securities Litigation Reform Act of 1995 are carried out, including timely notification of such matters to the SEC.

     - Prepare the report required by the rules of the SEC to be included in the Corporation's annual proxy statement.

     - Identify and direct any special projects or investigations deemed necessary.

     - Submit minutes to the Board summarizing the work performed by the COMMITTEE.

     The COMMITTEE may engage, at the Corporation's expense, its own special legal, accounting or other consultants. The selection of such consultants shall be approved by the COMMITTEE and reflected in the minutes of the meetings of the COMMITTEE. The COMMITTEE shall be satisfied that such consultants are sufficiently independent of the Corporation and its affiliates to provide the COMMITTEE with disinterested advice.

     The COMMITTEE may request any officer or employee of the Corporation or the Corporation's outside counsel or independent accountants to attend a meeting of the COMMITTEE or to meet with any member of, or consultants to, the COMMITTEE.

     While the COMMITTEE has the responsibilities and powers set forth in this Charter, it is not the duty of the COMMITTEE to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Nor is it the duty of the COMMITTEE to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations and the Corporation's code of conduct.

                           UNION PLANTERS CORPORATION

        PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 19, 2001

     THE UNDERSIGNED HOLDER OF COMMON STOCK OF UNION PLANTERS CORPORATION, A TENNESSEE CORPORATION (THE "COMPANY"), HEREBY APPOINTS TAMMY LOCASCIO AND JOHN
V. WHITE, OR EITHER OF THEM, AS PROXY HOLDERS FOR THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION IN EACH OF THEM, TO ATTEND THE ANNUAL MEETING OF THE SHAREHOLDERS OF THE COMPANY TO BE HELD AT UNION PLANTERS BANK, NATIONAL ASSOCIATION, 6200 POPLAR AVENUE, MAIN FLOOR, MEMPHIS, TENNESSEE 38119, ON APRIL 19, 2001, AT 1:00 P.M. CDT, AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF, TO CAST ON BEHALF OF THE UNDERSIGNED ALL VOTES THAT THE UNDERSIGNED IS ENTITLED TO CAST AT SUCH MEETING AND OTHERWISE TO REPRESENT THE UNDERSIGNED AT THE MEETING WITH ALL POWERS POSSESSED BY THE UNDERSIGNED IF PERSONALLY PRESENT AT THE MEETING. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS AND OF THE ACCOMPANYING PROXY STATEMENT AND REVOKES ANY PROXY HERETOFORE GIVEN WITH RESPECT TO SUCH MEETING. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" EACH OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSAL 2 AND "AGAINST" PROPOSAL 3 SET FORTH ON THE REVERSE SIDE HEREOF AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

      IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                -----------------------------------------------

                           -- FOLD AND DETACH HERE --

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

Please mark your votes as indicated in this example  [X]

1.      Election of Directors

        [ ] FOR all nominees             [ ] WITHHOLD AUTHORITY
            listed below                     to vote for all
            (except as marked                nominees listed below
            to the contrary)

CLASS I   01 Lou Ann Poynter

CLASS II  02 Albert M. Austin, 03 George W. Bryan, 04 Spence L. Wilson

CLASS III 05 John R. Roberts, 06 Jorge M. Perez


        To withhold as to less than all nominees, strike through the names of the one or more nominees for whom you wish to withhold.

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for the fiscal year ending
        December 31, 2001.

       For                Against              Abstain
       [ ]                  [ ]                     [ ]



               MANAGEMENT RECOMMENDS A VOTE AGAINST THIS PROPOSAL

3.      Approval of the shareholder proposal described in the proxy statement.

       For                Against              Abstain
       [ ]                  [ ]                     [ ]




The proxy holder may vote and otherwise represent the undersigned on any other matter which may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

Each of the foregoing proposals is more fully described in the accompanying proxy statement.

              Dated                                                      , 2001
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                                         Signature(s)

NOTE: Please sign exactly as your name or names appears hereon. For joint account, each owner should sign. When signing as officer, executor, administrator, attorney, trustee or guardian, or in any other legal capacity, please give your full title(s) under signature(s).


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                                   FOLD AND DETACH HERE

INSTRUCTIONS IF VOTING BY TELEPHONE OR INTERNET

UNION PLANTERS CORPORATION encourages you to take advantage of convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxy holders to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this Form.

VOTE BY PHONE

Option #1:  To vote as the Board of Directors recommends on ALL proposals:
Press 1

When asked, please confirm your vote by pressing 1

Option #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions.

Item 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press
        9.

        To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

Item 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0. THE INSTRUCTIONS ARE THE SAME FOR THE REMAINING ITEMS TO BE VOTED.

        When asked, please confirm your vote by pressing 1.


VOTE BY INTERNET: THE WEB ADDRESS IS www.proxyvoting.com/UPC

IF YOU VOTE BY PHONE OR INTERNET, DO NOT MAIL THE PROXY CARD.

THANK YOU FOR VOTING!


                      CALL ** TOLL FREE** ON A TOUCH-TONE
                                   TELEPHONE
                           1-888-215-6897 -- ANYTIME
                    There is NO CHARGE to you for this call.